Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 5, 2016, relating to the consolidated financial statements and consolidated financial statement schedule of NBCUniversal Media, LLC and subsidiaries appearing in the Annual Report on Form 10-K of NBCUniversal Media, LLC and subsidiaries for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

July 28, 2016